Exhibit 3.135

CERTIFICATE OF FORMATION

of

FIRST DATA INFORMATION REAL ESTATE HOLDINGS L.L.C.

This Certificate of Formation of First Data Information Real Estate Holdings L.L.C. (the “L.L.C.”), dated June 1, 1999 is being duly executed and filed by Stanley J. Andersen, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. § 18-101 et seq.) (the “L.L.C. Act”).

FIRST.                   The name of the limited liability company formed hereby is First Data Information Real Estate Holdings L.L.C.

SECOND.              The address of the registered office of the L.L.C. in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD.                  The L.L.C.’s existence will be perpetual.

FOURTH.              The business purpose of the L.L.C. is any purpose permitted pursuant to the L.L.C. Act.

FIFTH.                   The initial member of the L.L.C. is First Data Information Management Group Inc., a Delaware corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Stanley J. Andersen
Stanley J. Andersen
Authorized Person

Certificate of Amendment to Certificate of Formation

of

FIRST DATA INFORMATION REAL ESTATE HOLDINGS L.L.C.

(a Delaware limited liability company)

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “LLC”) is First Data Information Real Estate Holdings L.L.C.

2. The certificate of formation of the LLC is hereby amended by striking out Article FIRST thereof and by substituting in lieu of said Article the following new Article:

“FIRST. The name of the limited liability company (hereinafter called the “LLC”) is First Data Real Estate Holdings L.L.C.”

Executed on May 21, 2001.

/s/ Stanley J. Andersen
Stanley J. Andersen, Assistant Secretary